NEWS RELEASE

CONTACT:
Gary S. Maier Maier & Company, Inc. (310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS RECORD FISCAL 2004 FOURTH QUARTER/ YEAR-END RESULTS

— Net Income Up 28.5 Percent for Quarter; Sales Climb 14 Percent —

POMONA, CA – June 3, 2004 – Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported record results for its fourth quarter and fiscal year ended March 26, 2004, surpassing the $500 million sales milestone for the year.

Net income for the fiscal fourth quarter climbed 28.5 percent to $6.3 million, or $0.41 per diluted share, from $4.9 million, or $0.33 per diluted share, a year ago. Net sales for the fiscal fourth quarter increased 14 percent to a record $140.1 million compared with $122.7 million last year.

For the full fiscal year, net income increased 20.2 percent to $17.7 million, or $1.16 per diluted share, from $14.7 million, or $0.99 per diluted share, a year earlier. Net sales for the same period climbed 14 percent to $501.1 million from $439.1 million in fiscal 2003.

“Results for fiscal 2004 represent the third consecutive year of strong revenue, cash flow and earnings growth. This solid performance is the result of increased utilization of aftermarket collision replacement parts by insurance companies,” said Charles J. Hogarty, president and chief executive officer.

He emphasized the favorable economics of the company’s aftermarket parts compared with original equipment parts and stated that Keystone’s quality assurance programs are important factors driving the acceptance of the company’s products by the insurance industry, body shops and consumers.

Hogarty noted that same store sales for the fourth quarter and fiscal year increased approximately seven percent and nine percent, respectively, compared with the same periods a year ago. Gross profit as a percentage of sales was 44.0 percent for the fourth quarter and 43.7 percent for the full year, primarily as a result of product mix and pricing, compared with 43.5 percent and 43.5 percent in the prior year, respectively,

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Keystone Automotive Industries, Inc.

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He stressed Keystone’s ongoing strategy to continue strengthening its distribution capabilities, having completed six acquisitions during fiscal 2004, including two acquisitions in Canada, and the establishment of two Greenfield operations.

Hogarty noted that the company’s strong financial condition will enable it to continue to pursue strategic acquisitions and Greenfield opportunities as they arise.

To date, the company has converted 85 sites to its new management information system and expects to convert the remaining 56 sites (excluding only sites in Canada and certain recently acquired sites) by November.

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 125 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

The Private Securities Litigation Reform Act of 1995 provides a ``safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the cost, time and potential disruption of operations relating to the implementation of a new enterprise management information system which began in July 2002; (ii) the continuing impact of the verdict in the State Farm Mutual Automobile Insurance Company class action, which is on appeal; (iii) Keystone being named as defendant in an action by General Motors challenging the alleged use of certain of its trade marks; and (iv) the uncertainty involved in acquiring businesses and/or opening Greenfield operations. In addition, there can be no assurance that the momentum in sales and net income experienced during the last three fiscal years will be sustainable. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s periodic reports on file with the Securities and Exchange Commission and its Form 10-K for the year ended March 26, 2004 which will be on file with the Securities and Exchange Commission on or before June 9, 2004.

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KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended March 26, 2004	Thirteen Weeks Ended March 28, 2003	Fifty-Two Weeks Ended March 26, 2004	Fifty-Two Weeks Ended March 28, 2003
Net Sales	$140,068	$122,730	$501,108	$439,139
Cost of Sales	78,400	69,372	282,079	247,913

Gross Profit	61,668	53,358	219,029	191,226
Operating Expenses:
Selling & Distribution	40,570	35,537	148,371	129,822
General & Administrative	11,313	10,283	43,333	38,424

Operating Income	9,785	7,538	27,325	22,980
Other Income	557	502	2,235	1,782
Interest Expense	(143)	(172)	(671)	(553)

Income Before Income Taxes	10,199	7,868	28,889	24,209
Income Taxes	3,851	2,926	11,167	9,462

Net Income	$6,348	$4,942	$17,722	$14,747

Per Common Share
Income
Basic:	$0.42	$0.34	$1.18	$1.01
Diluted:	$0.41	$0.33	$1.16	$0.99

Weighted average common shares outstanding:
Basic:	15,282,000	14,665,000	14,998,000	14,635,000

Diluted:	15,618,000	14,991,000	15,266,000	14,968,000

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 26, 2004	March 28, 2003
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$3,176	$3,658
Accounts receivable, net of allowance of $887 in 2004 and $1,291 in 2003	44,005	39,753
Inventories, primarily finished goods	107,221	101,594
Other current assets	11,532	10,017

Total current assets	165,934	155,022
Plant, property and equipment, net	30,652	23,658
Goodwill	9,662	3,040
Other intangibles, net of accumulated amortization of $3,565 in 2004 and $3,099 in 2003	1,323	1,046
Other assets	8,342	9,043

Total assets	$215,913	$191,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$10,000	$16,606
Accounts payable	18,598	18,330
Accrued liabilities	14,477	12,992
Current portion of long-term debt	—	15

Total current liabilities	43,075	47,943
Other long-term liabilities	1,311	2,224
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,443,000 in 2004 and 14,692,000 in 2003, at stated value	89,492	81,221
Warrant	—	236
Restricted Stock	180	—
Additional paid-in capital	5,967	2,269
Retained earnings	76,841	59,119
Accumulated other comprehensive loss	(953)	(1,203)

Total shareholders’ equity	171,527	141,642

Total liabilities and shareholders’ equity	$215,913	$191,809

The accompanying notes are an integral part of these condensed consolidated financial statements.

Note: The balance sheet at March 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.